November 12, 2019

Neal Shah
In person

Re: Promotion

Dear Neal,

Congratulations! I am pleased to offer you a promotion from Senior Vice President, EG and Finance to Senior Vice President and Deputy CFO, effective November 16, 2019.

Your new annual pay is $460,000 and your annual bonus target will remain at 75%.

Your new annual pay will continue to be paid on a semi-monthly basis and you will continue to report to me in this position.

All other terms and conditions of employment will remain unchanged.

Neal, you are a valuable part of our team. Thank you for your contribution to Kosmos and congratulations on the promotion.

Please let me know if you have any questions.

Sincerely,

/s/ Andy Inglis

Andy Inglis
Chairman and CEO

cc: Human Resources